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                                                                     Exhibit 5.2

JAIME CORTES ROCHA
PABLO MIJARES ORTEGA
FRANCISCO FUENTES OSTOS
FERNANDO DE SALVIDEA DE MIGUEL
RICARDO MALDONADO YANEZ
JOSE RAZ GUZMAN CASTRO
CARLOS MALPICA HERNANDEZ
AGUSTIN VELAZOUEZ GARCIA LOPEZ
FERNANDO ORRANTIA DWORAK
HORACIO M. DE URIARTE FLORES
CONSEJEROS
JUAN G. MIJARES
MARCELA FONSECA GARCIA

[MIJARES ANGOITIA CORTES Y FUENTES SC ABOGADOS LOGO]

                                                                    June 9, 2005

GRUPO TELEVISA, S.A.
Av. Vasco de Quiroga No. 2000
Col. Santa Fe Pena Blanca
01210 Mexico, D.F.

Dear Sirs:

      We have acted as Mexican counsel for Grupo Televisa, S.A., a Mexican limited liability stock corporation (sociedad anonima) organized under the laws of the United Mexican States (the "Company"), in connection with the proposed exchange offer (the "Offer") by the Company for all of the outstanding US$600 million 6.625% Senior Notes due 2025 (the "Old Notes"), for US$600 million 6.625% Senior Notes due 2025 registered under the Securities Act of 1933 (the "New Notes") pursuant to the Registration Statement on Form F-4 (the "Registration Statement") filed with the Securities and Exchange Commission.

      All capitalized terms used herein that are defined in or by reference in the Registration Statement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

      For the purpose of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate. In all such examinations, we have assumed (i) the compliance with any authorization, registration or exemption from registration or qualification with the securities authority or self-regulatory body of any jurisdiction (other than Mexico) as a condition to the execution, delivery and performance of such instruments, or the consummation of the transactions contemplated thereunder or any notice to be given after the date hereof; (ii) the genuineness of all signatures on original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, (iii)

Montes Urales 505 Tercer Piso
Lomas de Chapultepec
11000 Mexico DF
Tel. (52-55) 5201 - 7400
Fax (52-55) 5520 - 1065/1075
macf@macf.com.mx
www.macf.com.mx
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that each of such instruments has been duly authorized, executed and delivered by each party thereto, other than the Company.

      Upon the basis of such examination and subject to the assumptions and qualifications set forth herein, we advise you that, in our opinion:

      (a) the New Notes have been duly authorized by the Company (insofar as such matters are governed by Mexican law), and

      (b) when the Registration Statement has become effective under United States of America laws and the New Notes are duly authenticated by the Trustee in accordance with the terms of the Indenture, the New Notes will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      This opinion is subject to the following qualifications:

      1. We express no opinion concerning the effect upon the obligations of the Company of the laws of any jurisdiction other than Mexico.

      2. Our opinions are subject to (i) applicable bankruptcy, labor, fraudulent conveyance, insolvency, concurso mercantil, reorganization, moratorium and other laws of general applicability relating to or affecting enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in proceedings at law or in equity) and standards of materiality, good faith, fair dealing and reasonableness which may be applied by a court to the exercise of certain rights and remedies.

      3. Any judgment rendered in a New York court, arising out of or in relation to the obligations of the Company under the Notes, may be enforced by Mexican courts, provided that:

            (a) such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with legal requirements and terms set forth in the relevant instruments;

            (b) such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action;

            (c) process was served personally on the Company or on the appropriate process agent;

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            (d)   such judgment does not contravene Mexican law, Mexican public policy, international treaties or agreements binding upon Mexico or general accepted principles of international law;

            (e) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including, but not limited to, the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgments as being final and the certification of such judgments as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

            (f) such judgment is final in the jurisdiction in which it was obtained;

            (g) the action in respect of which such judgment was rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court;

            (h) the judgment and related documents are translated into Spanish by an expert duly authorized for their admissibility before the Mexican courts before which enforcement is requested, being such translation subject to approval by the Mexican court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and such proceedings would thereafter be based upon the translated documents, and

            (i) any such foreign court would enforce final judgments rendered by the federal or state courts of Mexico as a matter of reciprocity.

      4. Since service of process by mail does not constitute personal service under Mexican Law and since such service is considered to be a basic procedural requirement under such law, if for the purpose of proceedings outside Mexico service of process is made by mail or in any manner that does not constitute personal service or that does not guarantee due process of law and the rights of the defendant to be heard and of controverting, by proof, the facts which bear on the question of right in the matter involved, the final judgment issued in connection with such proceeding may not be enforced in the courts of Mexico.

      5. There are substantial differences between the United States and Mexico with respect to the enforcement of civil remedies and criminal penalties. To the best of our knowledge, the enforceability in Mexico of such civil and criminal penalties as are afforded by U.S. federal securities laws is uncertain. It is also, to the best of our knowledge, uncertain whether extradition treaties now in effect between the United States and Mexico would subject the directors and officers of the Company to effective enforcement of the criminal penalties of such laws since,

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to the best of our knowledge, as of the date hereof, there is no precedent for such enforcement.

      6. In the event proceedings are brought in Mexico seeking performance of obligations of the Company in Mexico, under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), payment of obligations in foreign currency contracted within Mexico or abroad which are to be complied within Mexico shall be paid by delivering the equivalent in the currency of Mexico at the rate of exchange prevailing in the place and on the date of payment.

      7. In case of concurso mercantil of the Company, obligations in foreign currency must be converted into Mexican currency at the rate of exchange in force on the date of the respective court's judgment and then converted into Unidades de Inversion (inflation indexed units) on the same date.

      8. The New Notes are not negotiable instruments (titulos de credito) under Mexican law and, therefore, if the holder of a New Note initiates an action against the Company before a Mexican court, such Mexican court will not grant executive action (accion ejecutiva) based on such document.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor a third party (other than those authorized herein) may rely on our opinion.

      This opinion is furnished solely for the benefit of the Company and may not be relied upon by third parties (other than by Fried, Frank, Harris, Shriver and Jacobson, LLP the Company's United States counsel or by Trustee), except with our prior written consent.

                                Sincerely yours,

                    Mijares, Angoitia, Cortes y Fuentes, S.C.